Exhibit 99.1

XMax Inc. Announces Preliminary Third Quarter 2026 Financial Results

LOS ANGELES, November 3, 2026 (GLOBE NEWSWIRE) — XMax Inc. (NASDAQ: XMAX, “XMAX” or the “Company”), a distributor of contemporary furniture and artificial intelligence software and platform-based service provider, today announced selected preliminary unaudited financial results for the third quarter and nine months ended September 30, 2026.

Preliminary Third Quarter 2026 Financial Highlights:

●	Net Sales: Approximately $6.42 million, compared to $9.76 million in the third quarter of 2025.

●	Gross Profit: Approximately $0.89 million, representing a gross margin of approximately 13.9%, compared to 10.1% in the third quarter of 2025.

●	Net Loss: Expected to be in the range of $12.10 million to $13.10 million, primarily reflecting a non-cash unrealized loss

Preliminary Nine Months Ended September 30, 2026 Financial Highlights:

●	Net Sales: Approximately $10.94 million, compared to $14.95 million for the nine months ended September 30, 2025.

●	Gross Profit: Approximately $2.87 million, representing a gross margin of approximately 26.2%, compared to 23.2% for the nine months ended September 30, 2025.

●	Net Income: Expected to be in the range of $19.50 million to $20.50 million, primarily reflecting a non-cash unrealized gain, partially offset by income tax expense.

Management Commentary

“The third quarter was a period of transition for XMax as we continued to build our AI business alongside our furniture distribution business,” said Andy Lu, Chief Executive Officer of XMax. “We have continued to make commercial progress in AI,” Mr. Lu added. “Since mid-September, we have announced our cooperation with apM Group in Korea, our entry into an agreement to acquire Hexa Creation Inc., and an AI infrastructure services agreement that we expect to generate over US$100 million in revenue over the next five years, subject to satisfaction of certain closing conditions. Our focus now is on executing on and commercializing these initiatives. Our Board of Directors recently approved a share repurchase program of up to $30 million, which reflects our confidence in our long-term strategy and our commitment to disciplined capital allocation.”

Preliminary Financial Information

The unaudited financial information presented in this press release is preliminary and subject to change. The Company’s financial closing and review procedures with respect to the preliminary financial information have not yet been completed, and the Company’s independent registered public accounting firm has not completed its review of, and does not express an opinion or any other form of assurance with respect to, the preliminary financial information. As a result, the Company’s final reported financial results may differ materially from the preliminary amounts presented in this release.

The preliminary financial information reflects the Company’s current estimates based on information available as of the date of this release and should not be viewed as a substitute for complete financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preliminary results may be affected by the completion of financial closing procedures, final adjustments and other developments.

The Company expects to report its complete financial results for the third quarter and nine months ended September 30, 2026 in its Quarterly Report on Form 10-Q, which it expects to file with the Securities and Exchange Commission on or before November 16, 2026.

About XMax Inc.

Headquartered in Commerce, California, XMax Inc. (NASDAQ: XMAX), formerly known as Nova LifeStyle, Inc., is a diversified company engaged in the design, sourcing, and distribution of contemporary furniture, as well as the development of artificial intelligence technologies and applications. The Company operates through an established global network of suppliers, distributors, and e-commerce channels, serving a broad customer base. In addition, the Company is expanding into artificial intelligence technologies, including AI software and platform-based services through its wholly owned subsidiaries XMax AI Inc. and Elonx AI Holdings PTE. LTD., to support future growth. By leveraging emerging technologies, the Company aims to drive diversification and long-term value creation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, among others, statements regarding the Company’s preliminary financial results for the third quarter and nine months ended September 30, 2026, our expected future growth prospects, our ability to successfully deploy and commercialize our AI platform and services, our ability to generate revenue from our AI initiatives, the satisfaction of the closing conditions under, and the expected benefits of, our GPU-as-a-service agreement, the timing, manner and amount of any repurchases under our share repurchase program, and our plans to regain compliance with Nasdaq Listing Rule 5635(d). All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including adjustments arising from the completion of our financial closing procedures and the review of our interim financial statements; fluctuations in the value of our investments; whether the board approval and security conditions under the GPU-as-a-service agreement are satisfied and the performance of our counterparties; changes in the trading price of our common stock and market conditions; our ability to regain and maintain compliance with Nasdaq listing requirements; and the other risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, except as required by law.

Investor Relations Contact

ICR LLC.

XMaxIR@icrinc.com